Exhibit 10.42

Zuffa Parent LLC

2960 W. Sahara Avenue

Las Vegas, NV 89102

Patrick Whitesell

c/o William Morris Endeavor Entertainment, LLC

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

December 16, 2016

Re:	Specified Profits Member Agreement

Dear Patrick:

This agreement (the “Agreement”) is being entered into between you and Zuffa Parent, LLC, a Delaware limited liability company (the “Company”), in order to set forth the terms and conditions of your equity arrangements with the Company effective as of the date first written above (the “Date of Grant”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of August 18, 2016 (as may be amended, supplemented, modified or restated from time to time, the “Company LLC Agreement”).

The award set forth herein is designed to compensate you for your services to Zuffa Parent or its Subsidiaries (collectively, the “Zuffa Group”) being rendered by you pursuant to the terms of that certain Services Agreement, dated August 18, 2016, by and between Zuffa, LLC and WME IMG, LLC, by providing you with an interest in the appreciation of the Zuffa Group with respect to the period following the Date of Grant.

The parties hereto hereby acknowledge and agree that pursuant to, and in accordance with, the Zuffa Parent LLC Agreement: (i) you are hereby awarded 3,187 Profits Units, which have a Distribution Threshold of $1,000 and (ii) that you are designated as a Specified Profits Member. 100% of the Profits Units are fully vested, non-forfeitable and non-redeemable as of the Date of Grant. For the avoidance of doubt, the 3,187 Profits Units granted hereunder are in addition to the 25,647 Profits Units granted to you November 15, 2016, such that, as of the Date of Grant, you shall hold a total of 28,834 Profits Units.

This Agreement, together with the Company LLC Agreement and any other documents which may be entered into between you, on the one hand, and Zuffa Parent, on the other hand, on and after the Date of Grant, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussion and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto. For the avoidance of doubt, (i) this Agreement does not modify the terms of (x) that certain Amended and Restated Vesting Side Equity Vesting Agreement, dated as of December 18, 2013, by and among WME Holdco, LLC, WME Entertainment Parent, LLC, William Morris Endeavor Entertainment, LLC, and you (as amended, supplemented, modified or restated from time to time, the “WME Equity Vesting Letter”), and (y) that certain letter agreement, dated as of November 15, 2016, between you the Company pursuant to which you were previously awarded 25,647 Profits Units and (ii) the Profits Units shall not be treated as “Ownership Interest” (as such term is defined in the WME Equity Vesting Letter).

You further acknowledge and agree that, as a condition subsequent to the issuance of the Profits Units granted hereunder, you will execute and deliver a timely and valid election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in substantially the forms attached hereto as Annex A (the “83(b) Election”), to both the Internal Revenue Service and the Company within thirty (30) days of the Date of Grant.

This Agreement constitutes a valid and binding contract, and shall be governed by and interpreted in accordance with the internal laws of the State of Delaware applicable to contracts entered into and wholly performed in said state. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision and each party hereto therefore waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, the parties shall comply with the dispute resolution procedure set forth in Section 11.06 and 11.08 of the Company LLC Agreement.

Each of the parties hereby acknowledges the receipt and sufficiency of the consideration for the covenants and agreements set forth herein.

This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement

Please indicate your acceptance of the terms of this Agreement by signing this agreement in the space provided below, whereupon this agreement shall become binding upon the parties hereto.

{signature page follows}

Very truly yours,

ZUFFA PARENT, LLC

By:	/s/ Jason Lublin
Authorized Signatory

Accepted and agreed as of the date first set forth above:

/s/ Patrick Whitesell
Patrick Whitesell

[Signature Page to Zuffa Parent, LLC Award Agreement]